UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Five Below, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Five Below, Inc.

1818 Market Street

Suite 2000

Philadelphia, PA 19103

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Five Below, Inc. at 9:00 a.m. Eastern Daylight Time on Tuesday, June 20, 2017, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania 19103.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Annual Meeting and you are a registered shareholder, please bring a valid form of picture identification. If you are a beneficial owner of shares held in “street name” through a bank, broker, or other intermediary, please contact your bank, broker, or other intermediary to obtain evidence of ownership and a legal proxy, which you must bring with you if you wish to attend and vote your shares at the Annual Meeting.

At this year’s Annual Meeting, you will be asked to elect as directors the three nominees named in the attached Proxy Statement and ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2018.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the internet as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.

Sincerely,

Thomas G. Vellios
Executive Chairman

Notice of Annual Meeting of Shareholders

To Be Held on June 20, 2017

9:00 a.m. Eastern Daylight Time

To the Shareholders of Five Below, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Five Below, Inc. (the “Company”) will be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania 19103 on Tuesday, June 20, 2017, at 9:00 a.m. Eastern Daylight Time. At the Annual Meeting, shareholders will be asked:

1) To elect three Class II directors to hold office until the 2020 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending February 3, 2018; and

3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on April 25, 2017 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone whether or not you plan to attend the meeting in person.

By order of the board of directors,

Karen W. Procell
Secretary

Philadelphia, Pennsylvania

May 11, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2017:

Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2016 Annual Report, including our Form 10-K for fiscal year 2016, are available electronically at http://investor.fivebelow.com/.

We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to January 31st of the following year. References to “fiscal year 2017” or “fiscal 2017” refer to the period from January 29, 2017 to February 3, 2018, which is a 53-week fiscal year. References to “fiscal year 2016” or “fiscal 2016” refer to the period from January 31, 2016 to January 28, 2017, which was a 52-week fiscal year. References to “fiscal year 2015” or “fiscal 2015” refer to the period from February 1, 2015 to January 30, 2016, which was a 52-week fiscal year. References to “fiscal year 2014” or “fiscal 2014” refer to the period from February 2, 2014 to January 31, 2015, which was a 52-week fiscal year.

-i-

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For information regarding the Company’s fiscal 2016 performance, please review the Company’s Annual Report to shareholders for the fiscal year ended January 28, 2017. As used herein, “Five Below,” the “Company,” “we,” “us,” “our” or “our business” refers to Five Below, Inc. (collectively with its wholly owned subsidiary), except as expressly indicated or the context otherwise requires.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
9:00 a.m. Eastern Daylight Time June 20, 2017	April 25, 2017

Place	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date
Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103	55,102,071

SUMMARY VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	51
Ratification of Independent Registered Public Accounting Firm	FOR	52

BOARD NOMINEES

The following table provides summary information about each director nominee. At the Annual Meeting, directors will be elected by a majority of votes cast for each director nominee.

Name, Age	Director Since	Class		Committee Membership*
			Principal Occupation	AC	CC	NCGC
Joel D. Anderson, 52	2015	II	President and Chief Executive Officer of the Company

Kathleen S. Barclay, 61	2015	II	Former Senior Vice President of Human Resources for The Kroger Co.

Thomas M. Ryan, 64	2011	II	Operating Partner at Advent International Corporation

* AC Audit Committee	CC	Compensation Committee
NCGC Nominating and Corporate Governance Committee		Chair of the Committee

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 20, 2017

This Proxy Statement is being furnished together with our Annual Report for the fiscal year ended January 28, 2017 in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Five Below, Inc. on June 20, 2017 (the “Annual Meeting”), and any postponements or adjournments of the meeting. On or about May 11, 2017, we will mail to each of our shareholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet.

FREQUENTLY ASKED QUESTIONS

When and where will the meeting take place?

The Annual Meeting will be held on Tuesday, June 20, 2017, at 9:00 a.m. Eastern Daylight Time, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania 19103.

Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the Securities and Exchange Commission (the “SEC”), the Company is furnishing to shareholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2016 Annual Report primarily over the internet. On or about May 11, 2017, we will mail to each of our shareholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing paper copies.

What is the purpose of this meeting and these materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.

At the Annual Meeting, you will be asked to vote on the following matters:

•	a proposal to elect three Class II directors to hold office until the 2020 annual meeting of shareholders and until their respective successors have been duly elected and qualified (Proposal No. 1);

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending February 3, 2018 (Proposal No. 2); and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

What are the voting recommendations of the board of directors on these matters?

The board of directors recommends that you vote your shares as follows:

•	FOR each of the board’s three nominees for the board of directors (Proposal No. 1); and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending February 3, 2018 (Proposal No. 2).

Are all of the Class II directors standing for re-election to the board of directors at the Annual Meeting?

Yes, all of our Class II directors are standing for re-election.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 25, 2017. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 55,102,071 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote and are also invited to attend the Annual Meeting, though you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy, executed in your favor, from the holder of record of such shares.

Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in “street name”) rather than directly in their own name.

What options are available to me to vote my shares?

Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the internet.

•

If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the internet by following the instructions provided in the Notice of Internet Availability;

•

If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the internet by following the instructions included in the email; or

•

If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

•

If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

•

Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, or intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please note that if you attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you properly return your proxy card but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the election of directors, no votes will be cast on your behalf.

If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a majority of the votes cast.

How is a quorum determined?

The representation, in person or by proxy, of holders entitled to cast at least a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1—	Election of Directors	Majority of Votes Cast for each Director Nominee	No

Proposal No. 2—	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes

With respect to Proposal No. 1, you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Any nominees receiving more FOR votes than AGAINST votes with respect to such nominee will be elected. Proxies may not be voted for more than three directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposal No. 2, you may vote FOR, AGAINST or ABSTAIN.

If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

Can I change my vote or revoke my proxy?

Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	Submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	Timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by internet, telephone or mail will be counted); or

•	Attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 and 2 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

What do I need to do if I intend to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date or their duly-appointed proxies. Please note that if you attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BOARD OF DIRECTORS

Our bylaws provide that the number of members of our board of directors shall be determined by our board from time to time. The number of members of our board is currently fixed at nine and is divided into three classes with staggered three-year terms.

Unless otherwise specified in the proxy, the shares voted pursuant thereto will be cast for each of Mr. Anderson, Ms. Barclay and Mr. Ryan. If, for any reason, at the time of election any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our board of directors. Our board of directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director and each of the current directors.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2020 Annual Meeting

Joel D. Anderson. Mr. Anderson, 52, has served as a director since February 2015, when he was appointed to serve as our President and Chief Executive Officer. Prior to becoming our President and Chief Executive Officer, Mr. Anderson was our President and Chief Operating Officer from July 2014 through January 2015. Prior to joining Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the divisional Senior Vice President of the Northern Plains division of Wal-mart Stores, Inc., a global retailer, from 2010 to 2011. Prior to joining Wal-mart Stores, Inc., Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc. and served in various executive positions at Toys “R” Us Inc. over a 14-year period. Mr. Anderson’s experience in the retail industry as well as his position as our President and Chief Executive Officer led to the conclusion that he should serve as a director of Five Below.

Kathleen S. Barclay. Ms. Barclay, 61, has served as a director since March 2015. Ms. Barclay served as the Senior Vice President of Human Resources for The Kroger Co., a $100 billion grocery supermarket company, from 2009 until her retirement in November 2015. Prior to joining The Kroger Co., Ms. Barclay served in many leadership roles at General Motors Corporation, a multinational automotive corporation, from 1985 to 2010. Most recently she served as General Motors Corporation’s Vice President of Global Human Resources from 1998 to 2009. Ms. Barclay’s senior leadership experience with a large-scale, growing retailer led to her selection as a director of Five Below.

Thomas M. Ryan. Mr. Ryan, 64, has served as a director since 2011. In 2011, Mr. Ryan became an operating partner of Advent International Corporation as a part of its Operating Partner Program. Prior to joining our board of directors, Mr. Ryan served as the Chairman of the board of directors, President and Chief Executive Officer of CVS Caremark Corporation, now CVS Health, a retail pharmacy and healthcare corporation, until he retired in 2011. Mr. Ryan became the Chief Executive Officer of CVS Corporation in 1998 and he also served as the Chairman of the board of directors of CVS Corporation from 1999 to 2007. Mr. Ryan also served as the Chairman of CVS Health’s board of directors from 2007 to 2011. Mr. Ryan currently serves as a director of Yum! Brands, Inc. and PJT Partners and previously served as a director of Bank of America Corporation and Vantiv, Inc. Mr. Ryan’s experience in the retail industry, as both an executive officer and director of a large retail company, led to the conclusion that he should serve as a director of Five Below.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2018 Annual Meeting

Daniel J. Kaufman. Mr. Kaufman, 57, has served as a director since December 2015. Mr. Kaufman is currently the Chief Legal Officer and Corporate Secretary of GameStop Corp., or GameStop, a global,

multichannel video game, consumer electronics and wireless services retailer. He joined GameStop in 2005 and, until February 2016, served as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining GameStop, Mr. Kaufman was at Electronics Boutique Holdings Corp. from January 2002, where he was serving as Senior Vice President, General Counsel and Corporate Secretary at the time of its acquisition by GameStop. In addition to his responsibilities at GameStop, Mr. Kaufman previously served as a director of the Entertainment Merchants Association, a trade organization. Mr. Kaufman’s extensive experience in the retail industry led to the conclusion that he should serve as a director of Five Below.

Richard L. Markee. Mr. Markee, 63, has served as a director since May 2016. Mr. Markee served as the Non-Executive Chairman of Vitamin Shoppe, Inc. from January 2016 to June 2016 and as Vitamin Shoppe’s Executive Chairman from April 2011 to January 2016. He previously served as Chief Executive Officer and Chairman of the Board of Vitamin Shoppe from September 2009 to April 2011, and served as non-executive Chairman of the Board from April 2007 to September 2009. He occupied senior management positions at Toys “R” Us, Inc. from 1998 through November 2006, including in the Babies “R” Us division from August 2004 through November 2006. Mr. Markee previously served as a director of Collective Brands, Inc., The Sports Authority, Inc., Dorel Industries and Toys “R” Us. Mr. Markee’s extensive experience in the retail industry led to the conclusion that he should serve as a director of Five Below.

Thomas G. Vellios. Mr. Vellios, 62, is the co-founder of Five Below and has served as our Executive Chairman since February 2015, and as one of our directors since our incorporation in 2002. Mr. Vellios previously served as our Chief Executive Officer from 2002 until January 31, 2015. Mr. Vellios also served as our President from 2005 until June 2014. Previously, Mr. Vellios served as President, Chief Executive Officer and a director of Zany Brainy, Inc. Prior to joining Zany Brainy, Mr. Vellios served as Senior Vice President, General Merchandise Manager at Caldor, a regional discount chain and a division of the May Company. Mr. Vellios’ 25 plus years of experience in the specialty, department store and discount retail industry, his experience with the management, operations and finance of a retail business, and his knowledge of the Company as a founder led to the conclusion that he should serve as a director of Five Below.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2019 Annual Meeting

Catherine E. Buggeln. Ms. Buggeln, 56, has served as a director since March 2015. Ms. Buggeln has been a consultant to various retailers since 2004. Since 2012, Ms. Buggeln has exclusively provided consulting services to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. Ms. Buggeln formerly served as the Senior Vice President of Strategic Planning and New Business Development at Coach, Inc., a leading marketer of modern classic American accessories, from 2001 to 2005. Ms. Buggeln is a director of Ascena Retail Group, Inc., where she serves on the audit committee and as Chairwoman of the leadership and corporate governance committee, and Vitamin Shoppe, Inc., where she serves on the nominating and governance committee. She also previously served as a director of The Timberland Company in 2011. Ms. Buggeln’s extensive experience in the retail industry, in both managerial and director roles, led to the conclusion that she should serve as a director of Five Below.

Michael F. Devine, III. Mr. Devine, 58, has served as a director since March 2013. Mr. Devine is the former Executive Vice President and Chief Financial Officer of Coach, Inc. Mr. Devine served as Chief Financial Officer since December 2001 and Executive Vice President and Chief Financial Officer since August 2007 until his retirement in August 2011. Mr. Devine currently serves as a director of Deckers Outdoor Corporation, where he serves on the audit committee and compensation committee, Express, Inc., where he serves on the audit committee, Sur la Table and Talbots. Mr. Devine previously served as a director and member of the audit committee of Nutrisystem, Inc. Mr. Devine’s extensive experience in the retail industry, as both an executive officer and director, led to the conclusion that he should serve as a director of Five Below.

Ronald L. Sargent. Mr. Sargent, 61, has served as a director since 2004. Mr. Sargent served as the Chief Executive Officer of Staples, Inc., an office supply company, from 2002 to June 2016 and as Chairman of its board of directors from 2005 to January 2017. Mr. Sargent currently serves as a director of Wells Fargo & Co., where he serves on the governance and nominating committee and the human resources committee, and The Kroger Co., where he serves as Chairman of the audit committee and as a member of the public responsibilities committee, and previously served as a director of The Home Depot, Inc. and Mattel, Inc. Mr. Sargent’s experience as an executive officer and director of Staples, Inc. as well as his extensive experience in the retail industry led to the conclusion that he should serve as a director of Five Below.

In addition to the information presented above regarding each director’s specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value our directors’ experience on other company boards and board committees.

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of nine members. Our articles of incorporation and bylaws provide that our board of directors will consist of a number of directors, not less than three nor more than eleven, to be fixed exclusively by resolution of the board of directors.

Our articles of incorporation provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms, which is constituted as follows:

•	the Class I directors are Ms. Buggeln and Messrs. Devine and Sargent, and their terms will expire at the annual meeting of shareholders to be held in 2019;

•	the Class II directors are Ms. Barclay and Messrs. Anderson and Ryan, and their terms will expire at the Annual Meeting; and

•	the Class III directors are Messrs. Kaufman, Markee and Vellios, and their terms will expire at the annual meeting of shareholders to be held in 2018.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, retirement, disqualification or removal. Any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Having completed our initial public offering in 2012, we are a relatively new public company. We believe that our board of directors’ classified structure provides enhanced continuity and stability in the board’s business strategies and policies, which is particularly relevant during the early years of operating as a public company. Under the current system, after each election, at least two-thirds of the board will have had prior experience and familiarity with our business, which is beneficial for long-term strategic planning and oversight of the Company’s operations. We believe that maintaining a classified board structure balances the need for shareholders to express their opinion on the board’s performance with the need for our directors to focus on the Company’s long-term success and maximize value for shareholders. The classification of our board of directors will make it more difficult for a third party to acquire control of us in a transaction not approved by our board of directors.

Director Independence

Our board of directors observes all applicable criteria for independence established by The NASDAQ Stock Market LLC and other governing laws and applicable regulations. No director will be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Devine, Kaufman, Markee, Ryan and Sargent and Mses. Buggeln and Barclay are independent as defined under the corporate governance rules of The NASDAQ Stock Market LLC. Of these independent directors, our board has determined that: (i) Messrs. Devine, Kaufman, Markee and Sargent, who comprise our audit committee; (ii) Mses. Barclay and Buggeln and Messrs. Ryan and Markee, who comprise our compensation committee; and (iii) Messrs. Kaufman and Sargent and Mses. Barclay and Buggeln, who comprise our nominating and corporate governance committee, each satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the board of directors. It is the board of directors’ view that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the board of directors with Mr. Anderson serving as our Chief Executive Officer and Mr. Vellios serving as Executive Chairman of the board. We believe this is appropriate as it provides Mr. Anderson with the ability to focus on our day-to-day operations while allowing Mr. Vellios to lead our board of directors in its fundamental role of providing advice to and oversight of management. In addition, as Executive Chairman, Mr. Vellios remains involved in key matters affecting our business and in implementing our growth strategy.

Our board of directors plays an active role in overseeing management of our risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and corporate governance committee is responsible for managing risks associated with the independence of the board of directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors keeps itself regularly informed regarding such risks through committee reports and otherwise.

Compensation Risk Analysis

The compensation committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the compensation committee seeks to mitigate such risk by providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus).

Moreover, the compensation committee has approved the implementation of formal stock ownership guidelines for our management team, which we are currently in the process of finalizing. We note that our Named Executive Officers already maintain an equity ownership position, through direct stock ownership and/or the ownership of stock option and restricted stock unit awards. We believe that this ownership position as well as the implementation of formal guidelines provide significant incentives to ensure that the management team’s actions, and the actions of all those reporting to them, are focused on the creation of sustainable shareholder value and the avoidance of excessive risk.

Historically, certain of the Company’s restricted stock unit awards have been subject to rescission, cancellation or recoupment to the extent that the Company were required to restate its financial statements, in situations where the vesting of the restricted stock units was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and the extent of vesting of the restricted stock units would have been less had the financial statements been correct in the first instance. The intended effect of these “clawback” provisions is to put the affected grantee in the same position relative to vesting of the restricted stock units as he or she would have been in had the financial statements been correct at the time of the original vesting. Since June 2016, awards made under the Company’s cash and equity incentive plans are generally made subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company that is applicable to the Participant.

Committees of the Board of Directors

The standing committees of our board of directors include: the audit committee, the compensation committee and the nominating and corporate governance committee. The composition and responsibilities of each standing committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Current copies of the charters for each of these committees are available on our website, www.fivebelow.com, under the “Investor Relations” section.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. The audit committee has the following responsibilities, among other things, as set forth in the audit committee charter:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing management of financial risks;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	approving related party transactions; and

•	reviewing whistleblower complaints relating to accounting, internal accounting controls or auditing matters and overseeing the investigations conducted in connection with such complaints.

Our audit committee consists of Messrs. Devine, Kaufman, Markee and Sargent. Mr. Devine serves as the chairperson of the audit committee. Mr. Devine was elected as chairperson of the audit committee in March 2013. All of the members of the audit committee are independent for purposes of serving on the audit committee and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC. Our board has determined that Messrs. Devine, Sargent and Markee are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication defined under the applicable rules of The NASDAQ Stock Market LLC.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

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reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, severance and change-in-control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending the terms of employment agreements with our executive officers;

•	reviewing succession planning for our executive officers;

•	reviewing and recommending compensation goals, bonus and stock-based compensation criteria for our employees;

•	reviewing and recommending the appropriate structure and amount of compensation for our directors;

•	overseeing the management of risks relating to our executive compensation plans and arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

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overseeing compliance with the SEC’s and The NASDAQ Stock Market LLC’s rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on compensation and approval of equity compensation plans; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee consists of Mses. Barclay and Buggeln and Messrs. Ryan and Markee. Mr. Ryan serves as the chairperson of the compensation committee. Mr. Ryan was elected chairperson of the compensation committee in March 2013. All of the members of the compensation committee are independent under applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC. The compensation committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the compensation committee may deem appropriate in its sole discretion.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our board. Among other matters, the nominating and corporate governance committee is responsible for the following as set forth in the nominating and corporate governance committee charter:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	managing risks associated with the independence of the board of directors;

•	evaluating and making recommendations as to the size and composition of the board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each committee of our board of directors.

Our nominating and corporate governance committee consists of Mses. Barclay and Buggeln and Messrs. Kaufman and Sargent. Mr. Sargent serves as the chairperson of the nominating and corporate governance committee. Mr. Sargent was elected chairperson of the nominating and corporate governance committee in March 2013. All of the members of the nominating and corporate governance committee are determined to be independent under applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC.

Meetings and Attendance

During fiscal 2016, there were six meetings of the board of directors, eight meetings of the audit committee, four meetings of the compensation committee and two meetings of the nominating and corporate governance committee. Each of our directors attended at least 75% of the aggregate meetings of the board of directors and the committees of the board of directors on which they served during fiscal 2016. In addition, the independent directors meet in executive session at least twice per year without the presence of management. The chairperson of the nominating and corporate governance committee chairs these executive sessions of independent directors.

Our board of directors expects its members to attend the annual meetings of shareholders. All of our directors attended the 2016 annual meeting of shareholders. The Company expects that all of its directors will attend this year’s Annual Meeting.

Director Compensation

In fiscal 2016, each of our non-employee directors was paid the following pursuant to our Compensation Policy for Non-Employee Directors:

•	an annual cash retainer of $60,000;

•	an additional retainer of $25,000 for the audit committee chair and the compensation committee chair and $15,000 for the nominating and corporate governance committee chair; and

•	an annual equity grant with a fair market value of $90,000 in the form of restricted stock units vesting on the date of the next annual meeting.

Each non-employee director has the option to receive some or all of his or her cash retainer in the form of shares of our common stock. Directors do not receive a fee for attending meetings, but they are entitled to reimbursement of travel expenses relating to their service.

The following table sets forth information on the compensation of all our non-employee directors for fiscal 2016:

Name	Fees Earned or Paid in Cash(1) ($)	Restricted Stock Unit Awards(2) ($)	Total ($)
Kathleen S. Barclay	60,000	89,969	149,969
Catherine E. Buggeln	60,000	89,969	149,969
Michael F. Devine III	85,000	89,969	174,969
Daniel Kaufman	60,000	89,969	149,969
Richard L. Markee(3)	45,000	89,969	134,969
David M. Mussafer(4)	15,000	—	15,000
Thomas M. Ryan	85,000	89,969	174,969
Ronald L. Sargent	75,000	89,969	164,969

(1)

Cash fees include annual director’s retainer and, where applicable, committee chair fees as well as cash payable in lieu of fractional shares. Mses. Barclay and Buggeln and Messrs. Ryan and Sargent all elected to receive part of their fees in shares of Company stock. Accordingly, amounts in this column include, for Mses. Barclay and Buggeln, $59,923 in shares of Company stock, $84,907 in shares of Company stock for Mr. Ryan, and $74,889 in shares of Company stock for Mr. Sargent. The valuation of the stock component is based on the fair value of the stock on the grant date computed in accordance with FASB ASC Topic 718.
(2)	The amounts reported in this column reflect the fair value on the grant date of the restricted stock unit awards granted in fiscal 2016 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of restricted stock unit awards contained in Note 1 and Note 6 to the consolidated financial statements included as a part of the 2016 Form 10-K, filed with the SEC on March 23, 2017. The aggregate number of shares of restricted stock units outstanding at fiscal year-end for each non-employee director is as follows: 1,955 units for each of Mses. Barclay and Buggeln and Messrs. Devine, Kaufman, Markee, Ryan and Sargent, which will vest on the date of the Annual Meeting.
(3)	Mr. Markee joined our board of directors on May 3, 2016.
(4)	Mr. Mussafer resigned from our board of directors on April 28, 2016.

Our non-employee directors are subject to Stock Ownership Guidelines. Pursuant to the guidelines, each non-employee director is required to own shares of our common stock having an aggregate fair market value equal to or greater than three times the highest annual cash retainer payable to a non-employee director in the preceding calendar year pursuant to the Compensation Policy for Non-Employee Directors. For purposes of the guidelines, the highest annual cash retainer will include any cash retainer payable in a given calendar year the payment of which is deferred to a later calendar year and the value of shares or other property received in lieu of a cash retainer in a given calendar year.

Non-employee directors serving at the time the Stock Ownership Guidelines were adopted in March 2014 have until March 2019 to attain the specified level of equity ownership. Any non-employee director elected following the adoption of the guidelines will have five years from the date of such election to attain the specified level of equity ownership.

For purposes of the guidelines, a non-employee director’s holdings include: shares held outright by the non-employee director; vested restricted shares and shares subject to vested but unsettled restricted stock units held by the non-employee director; and, in the discretion of the compensation committee, shares otherwise beneficially owned by the non-employee director. Our board of directors may waive compliance with the guidelines on a case by case basis, but it is anticipated that waivers will be rare and in the event of such a waiver, the board of directors will develop alternative ownership guidelines that reflect the intent of these guidelines and the non-employee director’s personal circumstances.

Changes to Director Compensation after Fiscal 2016

In early fiscal 2017, we engaged Korn Ferry Hay Group, Inc. (“Hay Group”), the compensation committee’s independent advisor, to review the competitiveness of compensation provided to the board. Following this review, the compensation committee approved amendments to the Compensation Policy for Non-Employee Directors to increase the annual cash retainer for directors from $60,000 to $70,000 and to increase the fair market value of annual restricted stock unit grants to directors from $90,000 to $100,000. These changes were approved to ensure the ongoing competitiveness of our non-employee director compensation program. The amended Compensation Policy for Non-Employee Directors will go into effect following the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, Mses. Barclay and Buggeln and Mr. Ryan served as members of the compensation committee. In addition, since his election to the board on May 3, 2016, Mr. Markee has served as a member of the compensation committee. We have indemnification agreements with each of our directors, including Mses. Barclay and Buggeln and Messrs. Ryan and Markee, which provide such directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Pennsylvania law. See “Certain Relationships and Related Party Transactions” for more information.

None of these individuals was at any time an officer or an employee of Five Below. In addition, none of our executive officers currently serves, or in fiscal 2016 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Communications with the Board of Directors

Shareholders may initiate in writing any communication with our board of directors or any individual director by sending the correspondence to our Corporate Secretary, c/o Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103. This centralized process assists our board of directors in reviewing and responding to shareholder communications in an appropriate manner. Any communication should not exceed 500 words in length and must be accompanied by the following information:

•	a statement of the type and amount of our securities that the person holds;

•	any special interest of the shareholder in the subject matter of the communication (i.e., not in such person’s capacity as one of our shareholders); and

•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

All communications that comply with the above procedural requirements will be relayed to the appropriate member of the board of directors. We will not forward any communications:

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regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to our securityholders or other constituencies generally;

•	that advocate our engaging in illegal activities;

•	that, under community standards, contain offensive, scurrilous or abusive content; or

•	that have no rational relevance to our business or operations.

Director Nomination Process

Minimum Qualifications of Directors

The nominating and corporate governance committee of the board of directors is responsible for facilitating director assessments, identifying skills and expertise that candidates should possess, and screening, selecting and recommending candidates for approval by the board of directors. The nominating and corporate governance committee may solicit recommendations for nominees from other members of the board and management. Our nominating and corporate governance committee may also retain professional search firms to identify candidates. The nominating and corporate governance committee seeks to identify as candidates for director persons with a reputation for and record of integrity and good business judgment. The nominating and corporate governance committee considers the nature of the expertise and experience required for the performance of the duties of a director of the Company, and such matters as the candidate’s relevant business and industry experience, professional background, age, current employment, community service and other board service. The nominating and corporate governance committee shall also consider the racial, ethnic and gender diversity of the board.

At a minimum, each director will be expected to:

•	understand the Company’s business and the industry in general;

•	have experience in positions with a high degree of responsibility and be leaders in the organizations in which they are affiliated;

•	be free from conflicts of interest that could interfere with a director’s duties to the Company;

•	regularly attend meetings of the board and of any committees on which the director serves;

•	review in a timely fashion and understand materials circulated to the board regarding the Company or the industry;

•	participate in meetings and decision-making processes in an objective and constructive manner; and

•	be reasonably available, upon request, to advise the Company’s officers and management.

In addition, the committee may consider the following criteria, among others the committee shall deem appropriate, in recommending candidates for election to the board of directors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members;

•	practical and mature business judgment;

•	global experience; and

•	level of financial literacy.

Due consideration will be given to the board’s overall balance of diversity of perspectives, backgrounds and experiences.

If the committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of a candidate, the committee will assemble information concerning the background and qualifications of the candidate. The committee may solicit the views of the Company’s senior management and other members of the board of directors regarding the qualifications and suitability of candidates. A member or members of the committee will then interview the candidate. The committee may also elect to contact other sources as it deems appropriate to solicit additional information on the candidate. Based on all available information and relevant considerations, the committee will select a candidate who, in the view of the committee, is most suited for membership on the board.

Shareholder Nominations of Directors and Other Business

Our bylaws provide procedures by which a shareholder may nominate individuals for election to our board of directors at any meeting of shareholders or bring business before an annual meeting of shareholders. A shareholder desiring to nominate a director for election to our board of directors, or to bring any other proper business before an annual meeting of shareholders, should deliver a written notice to our Corporate Secretary at our principal executive offices at 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103, no later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting of shareholders, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting of shareholders and not later than the later of the 60th day prior to the annual meeting of shareholders or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company. In the event that a special meeting of shareholders is called at which directors are to be elected pursuant to the notice of that meeting, a shareholder desiring to nominate a director for election to our board of directors at that meeting should deliver a notice to our Corporate Secretary at our principal executive offices at 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103, not later than the later of the 60th day prior to that meeting or the 15th day after the public announcement of the date of the meeting and of the nominees proposed by the board to be elected at such meeting nor earlier than the 90th day prior to that special meeting.

A shareholder’s notice shall set forth:

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as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) a description of any arrangements or understandings among the shareholder and each such person and any other person with respect to such nomination, and (iii) the consent of each such person to being named in the proxy statement as a nominee and to serving as a director of the Company if so elected;

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as to any other business that the shareholder proposes to bring before an annual meeting of shareholders: (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

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as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner; and (iii) a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting.

Candidates proposed by shareholders in accordance with the procedures set forth in the Company’s bylaws will be considered by the committee under criteria similar to the evaluation of other candidates set forth above in “Minimum Qualifications of Directors,” except that the committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company. The committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company.

Code of Business Conduct and Ethics

Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.fivebelow.com. Disclosure regarding any amendments to the code, or any waivers of its requirements for an executive officer or director, will be included in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of The NASDAQ Stock Market LLC.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the board and the Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.fivebelow.com.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors assists the board of directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the audit committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon.

In the performance of its oversight function, the audit committee reviewed and discussed our audited financial statements and reporting process for the fiscal year ended January 28, 2017, including internal controls over financial reporting, with management and with our independent registered public accounting firm. In addition, the audit committee discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The audit committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the audit committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether any non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 filed with the SEC.

Audit Committee

Michael F. Devine, III, Chairman

Daniel J. Kaufman

Richard L. Markee

Ronald L. Sargent

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas M. Ryan, Chairman

Kathleen S. Barclay

Catherine E. Buggeln

Richard L. Markee

The foregoing report of the compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE OFFICERS

Kenneth R. Bull. Mr. Bull, 54, has served as our Chief Financial Officer and Treasurer since 2012. He joined the Company as Senior Vice President, Finance in 2005 and has also served as our Secretary. Previously, Mr. Bull was the Finance Director and Treasurer for Urban Outfitters, Inc., a specialty lifestyle merchandising retailer, from 1999 to 2003, and the Vice President, Finance and Controller for Asian American Partners d/b/a Eagle’s Eye, a wholesaler and retailer of women’s and children’s better apparel from 1991 to 1999.

Eric M. Specter. Mr. Specter, 59, joined the Company as Chief Administrative Officer in July 2014. Prior to joining the Company, Mr. Specter served as Executive Vice President and Chief Integration Officer of Ascena Retail Group, Inc. (“Ascena”), a specialty clothing, shoes and accessories retailer, from 2012 to 2014. Previously, Mr. Specter served as Executive Vice President and Chief Financial Officer of Charming Shoppes, Inc., a specialty apparel retailer, from 1997 until it was acquired by Ascena in 2012.

Michael F. Romanko. Mr. Romanko, 51, joined the Company as Executive Vice President of Merchandising in January 2015. Prior to joining the Company, Mr. Romanko served as Chief Design Officer of Patriarch Partners, LLC, a private equity firm, from 2013 to 2015. Previously, Mr. Romanko was a Partner at Qbbs Global LLC, a retail strategy consulting firm, from 2009 to 2013.

Biographies for Messrs. Vellios and Anderson are included under the heading “Board of Directors.”

Our executive officers are appointed by our board of directors and serve until their successors have been duly appointed and qualified or their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are dedicated to providing a compensation program for our executive officers that is aligned with the strategic direction of our business, motivates executives to achieve our Company goals, and rewards them for creating value for our shareholders. This compensation discussion and analysis (“CD&A”) provides an overview of our executive compensation program and how the compensation provided to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively referred to as the Named Executive Officers) was determined in fiscal 2016.

The Named Executive Officers for fiscal 2016, as well as the positions held by each during the year, are:

Name	Position
Thomas G. Vellios	Executive Chairman
Joel D. Anderson	President and Chief Executive Officer
Kenneth R. Bull	Chief Financial Officer and Treasurer
Eric M. Specter	Chief Administrative Officer
Michael F. Romanko	Executive Vice President, Merchandising

Executive Summary

Fiscal 2016 Performance Highlights

We are a rapidly growing specialty value retailer and we believe that we achieved strong performance in fiscal 2016 as a result of our business model despite the challenging retail industry environment through the year.

In fiscal 2016, we:

•	Achieved approximately $1 billion in net sales, representing a 20.2% increase from fiscal 2015;

•	Saw comparable sales increase by 2.0%;

•	Achieved operating income of $114.0 million and net income of $71.8 million, representing increases of 22.6% and 24.5%, respectively, from fiscal 2015;

•	Opened 85 net new stores, bringing us to a total of 522 stores in 31 states as of January 28, 2017; and

•	Launched our e-commerce operation in August 2016, commencing sales of our merchandise on the internet.

Fiscal 2016 Compensation Highlights

Our compensation program for the Named Executive Officers is driven by the need to recruit, develop, motivate and retain top talent both in the short- and long-term and align the interests of Named Executive Officers and shareholders. Key actions taken in fiscal 2016 include:

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Peer Group: In light of our ongoing growth, the compensation committee annually reviews and approves the peer group used for compensation analysis to ensure that it continues to reflect the competitive market of companies similar to us in factors such as industry, size, growth prospects and operational complexity. In fiscal 2015, the compensation committee approved the peer group used for compensation analysis in fiscal 2016, and in fiscal 2016 the compensation committee approved the peer group to be used for compensation analysis in fiscal 2017.

•	Base Salaries: Messrs. Anderson and Bull received base salary increases in fiscal 2016 in consideration of market compensation levels and their ongoing contributions to our success.

•	Annual Incentive Bonus. We provided each of our Named Executive Officers with the opportunity to receive annual bonus payouts based on our performance during fiscal 2016.

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Target Bonus Percentages: For fiscal 2016, the target bonus (as a percent of base salary) for each of Messrs. Bull, Specter and Romanko was increased from 50% to 60% to ensure ongoing alignment with our compensation philosophy and provide a stronger pay-for-performance connection. Target bonuses for Messrs. Vellios and Anderson remained at 50% and 100% of base salary, respectively.

•

Fiscal 2016 Results and Payouts: The Company’s pre-incentive operating income (as defined below in the “Annual Incentive Bonus” section) of $120.1 million and net sales of $1 billion were between threshold and target performance levels for the year, and we met our inventory targets. As a result of this achievement, Annual Incentive Bonus payouts for Messrs. Vellios, Anderson, and Bull were 86% of target and payouts for Messrs. Specter and Romanko were 88% of target.

•

Long-term Equity Incentive Grants: For fiscal 2016, the compensation committee decided to increase the emphasis on Performance-based Restricted Stock Units (“PRSUs”) relative to prior years, resulting in a targeted equity grant allocation of 75% PRSUs and 25% stock options for our Named Executive Officers. As such, in March 2016 Messrs. Anderson, Bull, Specter, and Romanko were granted:

•	PRSUs that vest after a three-year performance period based on the achievement of cumulative operating income goals and contingent on continued employment with the Company;

•	Stock options that vest 50% two years after the grant date and 25% on each of the third and fourth anniversaries of the grant date, contingent on continued employment with the Company; and

•

With respect to Mr. Romanko, a one-time equity grant in addition to his regular annual grant with a grant date fair value of $150,000, provided in the same targeted equity vehicle allocation as regular annual grants.

•

Executive Severance Plan: To ensure the fair and equitable treatment of our executives, the board of directors adopted an executive severance plan pursuant to which Messrs. Bull and Romanko will be eligible to receive 12 months of salary continuation and reimbursement for COBRA expenses upon a termination without “cause” or a resignation for “good reason.”

Key Governance Practices

We follow a number of key governance practices that reflect our compensation philosophy and support long-term company success while helping to mitigate compensation risks.

What we do
✓ We provide a significant portion of pay opportunities in variable or “at-risk” compensation linked to drivers of shareholder value creation	✓ Our Named Executive Officers’ employment agreements and the Executive Severance Plan include provisions for specific termination and Change of Control events

✓ The compensation committee reviews our executive compensation program, including compensation philosophy and objectives, on an ongoing basis	✓ The compensation committee has retained an independent advisor for support with executive and director compensation

✓ The compensation committee annually reviews and approves targets for our incentive compensation plans	✓ We have clawback provisions in place for certain of our equity incentive grants

✓ Incentive plan payouts are capped at maximum levels to mitigate the potential for windfall gains or excessive risk-taking	✓ We have stock ownership guidelines in place for our non-employee directors

✓ The compensation committee regularly reviews risks related to our executive compensation programs and arrangements

What we don’t do
× No compensation is guaranteed under our performance-based incentive programs	× We will not reprice stock options without shareholder approval

× We do not provide tax gross-ups related to the impact of excise tax under Section 280G of the Internal Revenue Code	× We do not provide a defined benefit pension plan for our employees

Elements of Our Executive Compensation and Benefits Programs

In fiscal 2016, we provided compensation to our Named Executive Officers through a combination of the following elements:

Element of Pay	Purpose	Alignment with Principles & Objectives
Base Salary	Recognize and reward for the scope of a Named Executive Officer’s role and their individual performance

•     Provides a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance

•     Value provided is aligned with executives’ experience, industry knowledge, duties and scope of responsibility as well as the competitive market for talent

Annual Incentive Bonus	Reward for success in achieving annual objectives	• Value paid out is variable dependent on the Company’s performance through the fiscal year • Motivates executives to achieve specific annual performance goals and objectives

Performance-based Restricted Stock Units (“PRSUs”)	Reward for the achievement of long-term operating income performance and shareholder value creation

•     Value realized is variable based on operating income performance over a three-year period

•     Motivates executives to achieve specific long-term objectives driving our ongoing growth

•     Aligns the executives’ interests with long-term shareholder interests to ensure a strong continued focus on increasing overall shareholder value

Stock Options	Reward for long-term growth in stock price, increasing the alignment of executives with shareholders

•     Value realized is variable based on stock performance over a long-term period, with options vesting over 4 years and expiring after a 10-year term

•     Aligns the executives’ interests with long-term shareholder interests to ensure a strong continued focus on increasing overall shareholder value

Retirement (401(k) Plan), Employee Stock Purchase Plan, health and welfare benefits and limited perquisites	Enhances total compensation to provide a package that is competitive with market practices	• Provides competitive benefits that support the health, wellness and long-term financial security of our full-time employees

Pay Mix at Target

The portion of executive compensation devoted to each of the elements of pay we provide is driven by our compensation philosophy as well as each Named Executive Officer’s role and strategic value to the organization.

We put a significant portion of each executive’s compensation “at risk,” with particular focus on long-term equity incentives that align the interests of our executives with those of shareholders. The diagrams below illustrate the targeted balance between base salary, annual incentives, and long-term equity incentives (including both PRSUs and stock options) for our Chief Executive Officer and the average of other Named Executive Officers excluding Mr. Vellios in fiscal 2016:

Purpose and Philosophy

We strive to provide compensation opportunities to our named executive officers according to the following principles:

•	our executive compensation programs are aligned with and support the strategic direction of our business;

•	we design compensation levels to reflect the level of accountability and future potential of each executive and the achievement of outstanding individual results and company performance;

•	our compensation programs are designed to link pay with overall company performance and reward executives for behaviors which drive shareholder value creation;

•

as a Named Executive Officer’s level of responsibility increases, the proportion of compensation “at risk” may increase; however, such compensation programs should not encourage excessive or unnecessary risks; and

•	the design and administration of our compensation programs will reflect best practices to be financially efficient, affordable and legally compliant.

We regularly review the competitiveness of compensation provided to our Named Executive Officers, and generally set target compensation at levels that are competitive with other retail peers.

Compensation decisions are made by the compensation committee after careful consideration of market competitive levels as well as our annual performance and the impact of each executive’s performance on our business results. As our compensation program is designed with a significant amount of pay “at risk,” we would expect to provide below-market compensation if our performance is below our objectives, and provide above-market compensation if we significantly exceed our objectives.

Peer Group

The peer group for market compensation analysis we used in fiscal 2016 was developed by the compensation committee with the support of Hay Group, its independent advisor, based on a review conducted in fiscal 2015 to ensure the ongoing appropriateness of peers.

The group is comprised of the following similarly-situated companies within the retail industry with revenue generally between  1/2 and 2 times our annual revenue:

• Big 5 Sporting Goods	• Party City
• Buckle	• Shoe Carnival
• Citi Trends	• Stein Mart
• Finish Line	• The Fresh Market*
• Hibbett Sports	• Tumi*
• Kirkland’s	• Vitamin Shoppe
• Ollie’s Bargain Outlet	• Zumiez

*	While The Fresh Market and Tumi have since been acquired, compensation information was available for use in 2016 compensation analyses.

As described in more detail in the section “Post-Fiscal 2016 Compensation Decisions,” a review of this peer group was conducted in late 2016, with adjustments made effective fiscal 2017 in consideration of our continued growth.

Role of the Compensation Committee

Mses. Barclay and Buggeln and Messrs. Markee and Ryan (chair) are members of the compensation committee, all of whom are independent as defined under the corporate governance rules of The NASDAQ Stock Market LLC and satisfied the independence standards for the compensation committee established by the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC.

Our board of directors has delegated administration of our executive compensation program to the compensation committee, which operates under a written charter laying out its roles and responsibilities regarding executive compensation. Our compensation committee reviews the performance of our Chief Executive Officer and Executive Chairman and makes determinations and decisions on their compensation, including the components, mix and targeted value. The compensation committee has responsibility for administering and approving annually all elements of compensation for the Company’s Named Executive Officers.

Role of Executives in Establishing Compensation

Our Chief Executive Officer provides recommendations regarding the design of our compensation programs to the compensation committee for all Named Executive Officers, excluding himself and Mr. Vellios. As part of the compensation evaluation process, the Chief Executive Officer presents to the compensation committee an individual assessment of each Named Executive Officer’s performance, excluding himself and Mr. Vellios, over the prior year, as well as the recommended compensation action for each Named Executive Officer. The compensation committee considers the input of the Chief Executive Officer, but the final determination as to the performance of and the compensation or compensation opportunities offered to the Named Executive Officers is determined in the compensation committee’s sole discretion. As stated above, the compensation committee does not receive input from the Chief Executive Officer with respect to the compensation and performance of the Chief Executive Officer and Mr. Vellios; accordingly, the compensation committee makes its own independent assessment of the performance and compensation of these two Named Executive Officers.

Compensation Consultant

The compensation committee has engaged Korn Ferry Hay Group, Inc. (“Hay Group”) as its independent compensation consultant to conduct market reviews and to provide assistance, guidance and consideration with respect to, among other things:

•	our compensation philosophy and peer group;

•	board of directors compensation pay levels and structure;

•	targeted compensation amounts for Named Executive Officers; and

•	ongoing annual and long-term incentive compensation strategy and design.

The compensation committee, in conjunction with Hay Group, regularly reviews various elements of our compensation program for both employees and directors. In fiscal 2016, Hay Group supported the compensation committee with an update on executive compensation governance and regulatory trends in addition to the mandates listed above.

The compensation committee has examined the independence of Hay Group under factors contained in the NASDAQ listing standards and determined that Hay Group is independent and concluded that its work for us does not raise any conflict of interest. Because of policies and procedures that Hay Group and the compensation committee have in place, the compensation committee is confident that the advice it receives from executive compensation consultants at Hay Group is objective and not influenced by Hay Group’s or its affiliates’ relationships with the Company or its officers.

Shareholder Advisory Vote on Executive Compensation

At our 2016 annual meeting, we conducted a “Say-On-Pay” shareholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Having received approximately 98% of the shares voting in approval of this advisory vote on our executive compensation, the compensation committee believes that our shareholders are supportive of our current executive compensation practices. Nevertheless, we continue to review and refine our executive compensation practices in an ongoing effort to ensure that those practices support our overall corporate goals and values and are aligned with our compensation philosophy.

In line with the recommendation by our shareholders at our 2013 annual meeting of shareholders, the board of directors decided that it will include an advisory shareholder vote on executive compensation in its proxy materials triennially until the next shareholder vote on the frequency of an advisory vote on executive compensation.

Base Salary

The compensation committee believes that competitive salaries must be paid in order to attract and retain high-quality executives. We annually review our executives’ base salaries and make adjustments when appropriate based on individual and Company performance as well as market competitiveness.

In fiscal 2016, following a review of the market competitiveness of compensation provided to our Named Executive Officers and in consideration of their respective considerable contributions to our ongoing growth and the achievement of our strategic objectives, the compensation committee approved salary increases for Messrs. Anderson and Bull.

Base salaries for each of our Named Executive Officers for fiscal years 2015 and 2016 were:

Named Executive Officer	2015 Base Salary	2016 Base Salary
Thomas G. Vellios	$600,000	$600,000
Joel D. Anderson	$700,000	$750,000
Kenneth R. Bull	$400,000	$450,000
Eric M. Specter	$500,000	$500,000
Michael F. Romanko	$450,000	$450,000

See “Executive Compensation—Summary Compensation Table” for more information about the actual amounts earned by each Named Executive Officer in each fiscal year.

Annual Incentive Bonus

Named Executive Officers earn cash incentive awards under the Five Below, Inc. 2016 Performance Bonus Plan (“Incentive Bonus Plan”) for achieving and exceeding our annual financial goals. The Incentive Bonus Plan is administered by the compensation committee. Payouts under the plan are calculated based on our performance relative to targets that are approved by the compensation committee each year.

In March 2016, the compensation committee approved the Incentive Bonus Plan design and performance targets for the Named Executive Officers for fiscal 2016. Since increasing our operating income continues to be a main business objective, the compensation committee approved a structure largely consistent with fiscal 2015 in which:

•

Each Named Executive Officer has a targeted bonus opportunity defined as a percent of base salary. The target bonus opportunities of Messrs. Vellios and Anderson were 50% and 100% of base salary, respectively, for fiscal 2016. The target bonus opportunities of Messrs. Bull, Romanko and Specter were 60% of base salary for fiscal 2016.

•

The primary metric driving payout opportunity is operating income determined prior to giving effect to any bonuses potentially payable under the Incentive Bonus Plan (“pre-incentive operating income”).

•

Bonus value calculated based on pre-incentive operating income relative to threshold, target, and maximum performance levels approved by the compensation committee reflects the maximum that may be paid out to an individual, the value of which is capped at 150% of the executive’s targeted bonus opportunity (and 100% for Mr. Vellios).

•	No payouts are made under the Incentive Bonus Plan if pre-incentive operating income does not meet the threshold level.

•	Performance on other metrics can decrease the final payout value if relevant targets are not achieved.

•

In fiscal 2016, all Named Executive Officers were evaluated on a Company sales metric in addition to pre-incentive operating income and Messrs. Specter and Romanko were also evaluated on an inventory metric (see relevant metric weightings below).

To calculate payouts under the Incentive Bonus Plan, the Company’s pre-incentive operating income for the fiscal year is first assessed against the performance levels approved by the compensation committee, with linear interpolation used to calculate bonus value between performance levels.

For fiscal 2016, the compensation committee believes that our target level of pre-incentive operating income was aggressive, though attainable. Additionally, the level of performance required to achieve maximum payout under the Incentive Bonus Plan was determined by the compensation committee to be reflective of truly outstanding performance.

The table below summarizes performance levels for pre-incentive operating income under the Incentive Bonus Plan for fiscal 2016, as well our achievement for the year:

Level	Pre-Incentive Operating Income	Bonus Value (as a % of Target)
Maximum(1)	$130.0 million	150%
Target	$121.9 million	100%
Actual	$120.1 million	90%
Threshold	$113.1 million	50%

(1)	Applicable to all Named Executive Officers except Mr. Vellios, whose Incentive Bonus Plan opportunity was capped at 100% of target.

Following the calculation of bonus value based on pre-incentive operating income, performance on other metrics that may decrease the final payout value is calculated and applied, as warranted. Portions of the calculated bonus value are “carved out” and allocated to sales and, for some Named Executive Officers, inventory metrics (based on the weightings summarized below). These “carved out” portions are then earned from 0% to 100% of the initial value based on sales and inventory performance relative to targets established by the compensation committee.

Each Named Executive Officer’s Incentive Bonus Plan target in fiscal 2016 included Company sales through the fiscal year to support a balanced focus on top- and bottom-line performance, with payouts calculated based on performance relative to the goals summarized below. Performance below the threshold level would result in no payout for the portion allocated to sales, while performance at or above threshold would be calculated using linear interpolation up to a maximum of 100%.

Level	Company Sales	Payout of Sales Portion (as a % of Allocated Bonus)
Target	$1,008.6 million	100%
Actual	$1,000.4 million	83.5%
Threshold	$985 million	50%

Additionally, Messrs. Specter and Romanko had a portion of their Incentive Bonus linked to average end of year per store chain inventory (“inventory”). Payout for the portion of the bonus value allocated to the achievement of this metric was calculated relative to threshold and target performance levels, the achievement of which would result in 50% or 100% payout, respectively. As we achieved the target performance level on our inventory metric in fiscal 2016, 100% of the portion of the Incentive Bonus allocated to this metric was paid out.

Since we achieved pre-incentive operating income and Company sales between threshold and target values, in addition to meeting our inventory target, Named Executive Officers received payouts between the threshold and target levels. The target bonus opportunities, weighting of performance metrics and bonus achievement factor for each of our Named Executive Officers for fiscal 2016 were as follows:

Named Executive Officer	Target Bonus (% of base salary)	2016 Incentive Bonus Plan Metrics & Weighting (% of target)			Fiscal 2016 Bonus Achievement Factor (% of target)
		Pre-Incentive Operating Income	Net Sales	Inventory
Thomas G. Vellios	50%	75%	25%	—	86%
Joel D. Anderson	100%	75%	25%	—	86%
Kenneth R. Bull	60%	75%	25%	—	86%
Eric M. Specter	60%	75%	12.5%	12.5%	88%
Michael F. Romanko	60%	75%	12.5%	12.5%	88%

The actual amount of each incentive bonus payable to Named Executive Officers is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-term Equity Incentive Compensation

Equity awards under the Five Below, Inc. Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) are a vital piece of our total compensation package. They are intended to compensate Named Executive Officers for sustained long-term performance, align the interests of our Named Executive Officers and shareholders and encourage retention through multi-year vesting schedules. Long-term equity incentive awards may take a variety of forms, including the PRSU and stock option grants made in fiscal 2016. Levels, mix and frequency of awards are determined by the compensation committee, and are designed to reflect each recipient’s level of responsibility and performance.

The value of annual, initial hire and promotion grants are targeted to be at competitive levels, though actual value realized varies based on our long-term performance. For fiscal 2016, we increased Mr. Anderson’s targeted equity grant to $1,700,000 and set the targeted equity grants to $350,000 for each of Messrs. Bull, Specter and Romanko.

Overview of Fiscal 2016 Long-term Equity Incentive Awards

Our long-term equity incentive program for fiscal 2016 was designed to deliver 75% of long-term equity incentive value in PRSUs and 25% in stock options for our Named Executive Officers (other than Mr. Vellios, who no longer receives annual equity grants). The compensation committee approved an increase in the weighting of PRSUs for fiscal 2016 from the even weighting targeted in fiscal 2015 to further drive our executives’ focus on long-term operating performance goals and shareholder return, in addition to enhancing our connection between pay and performance. We believe this balance of vehicles will motivate and reward for long-term, sustainable performance that is aligned with shareholder interests.

Stock Options

Although the compensation committee reevaluates the mix of equity awards on an annual basis, stock options have historically been granted as a component of our long-term incentive program. The longer-term focus provided by stock options complements the three-year period of PRSUs, extending the period over which Named Executive Officers may receive value from our long-term incentive program. Key design details include:

Each stock option represents the right to purchase one share of our stock at a price equal to the closing price on the date of grant, contingent on continued service to the Company.

•	Stock option grants vest over a four-year period, with 50% vesting on the second anniversary of grant and 25% vesting on each of the third and fourth anniversaries.

•	Stock options expire 10 years from the date of grant.

Named Executive Officer	Number of Stock Options Granted as 2016 Annual Grants
Thomas G. Vellios(1)	—
Joel D. Anderson	22,498
Kenneth R. Bull	4,632
Eric M. Specter	4,632
Michael F. Romanko(2)	4,632

(1)	Mr. Vellios no longer receives annual equity grants
(2)	The one-time grant made to Mr. Romanko, which is described in greater detail below, is not included in this table.

Stock options granted in fiscal 2016 will become fully vested in the event of a change in control of the Company. Additionally, 25% of each Named Executive Officer’s option awards will become vested if the executive’s employment is terminated due to death or disability between the first and second anniversaries of the grant date.

Performance-based Restricted Stock Units

PRSUs are designed to reward for performance over a three-year period. Key design details include:

•

PRSUs represent the right to receive shares of our common stock based on the attainment of applicable performance criteria and, generally, are further subject to continued service through the performance period.

•	Performance is evaluated based on the Company’s three-year cumulative operating income, subject to adjustments, if any, as determined by the compensation committee.

•

At the end of the three-year performance period, if at least threshold performance is not achieved no PRSUs will vest and the grants will expire with no actual compensation being delivered to the executives. The chart below sets forth the percentage of the shares underlying the PRSUs that would vest upon attainment of the applicable performance goal:

Performance Level	% of Target Number of PRSUs Awarded Vesting
Maximum	150%
Target	100%
Threshold	50%

For performance between threshold, target, and maximum levels, the number of PRSUs vesting is calculated using linear interpolation between the levels summarized above.

PRSUs Awarded in 2016

In March 2016, each Named Executive Officer was awarded 75% of his 2016 target equity award in PRSUs (the “2016 PRSUs”), other than Mr. Vellios who no longer receives equity grants. The PRSUs may be earned based on the Company achieving certain levels of adjusted operating income over a three-year performance period according to the following schedule (with linear interpolation for performance between levels):

Named Executive Officer	Number of 2016 PRSUs Vesting upon Attainment of Performance Goal
	Threshold	Target	Maximum
Thomas G. Vellios(1)	—	—	—
Joel D. Anderson	16,221	32,442	48,664
Kenneth R. Bull	3,339	6,679	10,019
Eric M. Specter	3,339	6,679	10,019
Michael F. Romanko(2)	3,339	6,679	10,019

(1)	Mr. Vellios no longer receives annual equity grants.
(2)	The one-time grant made to Mr. Romanko, which is described in greater detail below, is not included in this table.

We believe that achievement of the target level of cumulative operating income performance approved by the compensation committee for the 2016 PRSUs is challenging, but achievable with significant effort and skill, and that the maximum level of performance would be indicative of truly outstanding performance.

The compensation committee chose operating income as a measure because it believes that there is a strong relationship between growth in operating income and growth in shareholder value.

PRSUs granted in fiscal 2016 will become fully vested at a target level in the event of a change in control of the Company. In the event of a Named Executive Officer’s termination due to death or disability, a pro-rata portion of PRSUs become vested based on service during the Performance Period and subject to satisfaction of applicable performance goals.

Romanko One-Time Equity Grant

In March 2016, Mr. Romanko was granted a one-time long-term equity incentive award (in addition to the annual awards described above) with an aggregate grant date fair value of $150,000, comprised of 2,862 PRSUs and 1,985 options. These PRSUs may be earned based on the same criteria as our annual awards described above (e.g., the same goals, performance period, and method of calculating the number vesting), according to the following schedule:

Named Executive Officer	Number of PRSUs Vesting upon Attainment of Performance Goal
	Threshold	Target	Maximum
Michael F. Romanko	1,431	2,862	4,293

PRSUs vesting based on 2014-2016 Performance

In March 2017, the compensation committee reviewed our performance relative to targets established for PRSUs granted on June 24, 2014 (“2014 PRSUs”) to Messrs. Anderson and Bull. The 2014 PRSUs were earned based upon the cumulative adjusted operating income achieved by the Company during the 2014, 2015 and 2016 fiscal years. For this purpose, “adjusted operating income” means the Company’s operating income, excluding the impact of stock compensation expense for equity granted to the founders of the Company, expenses incurred in any public offering of the Company’s securities, expenses incurred related to acquisition transaction costs, income or expenses incurred due to a change in accounting principles and external expenses incurred during the start-up period for any new business venture.

The table below summarizes the percentage of the PRSUs awarded to each of the recipients that would have vested if threshold, target or maximum performance levels were met. The compensation committee certified, based on the audited financials of the Company, that the performance goal had been met at $292 million, which resulted in the 2014 PRSUs vesting at 120% of target.

Performance Level	2014-2016 Cumulative Operating Income Performance	% of Target Number of 2014 PRSUs Awarded Vesting
Maximum	$315 million	150%
Actual	$292 million	120%
Target	$277 million	100%
Threshold	$258 million	50%

Based on the Company’s achievement of adjusted operating income yielding PRSU vesting at 120% of target, as of January 28, 2017, Mr. Anderson vested into 20,929 PRSUs and Mr. Bull vested into 5,424 PRSUs.

PRSUs awarded to Mr. Vellios in fiscal 2014

On December 19, 2014, the compensation committee approved an award of 309,039 PRSUs to Mr. Vellios which vest in three parts based on adjusted operating income performance in fiscal years 2015, 2016, and 2017. For this purpose, “adjusted operating income” means the Company’s operating income, excluding the impact of stock compensation expense granted to the founders of the Company (including Mr. Vellios), expenses incurred in any public offering of the Company’s securities, expenses incurred related to acquisition transaction costs, income or expenses incurred due to a change in accounting principles and external expenses incurred during the start-up period for any new business venture. Mr. Vellios no longer receives annual equity grants and received no equity grants in fiscal 2016.

The table below summarizes the number of PRSUs awarded to Mr. Vellios in fiscal 2014 that were still outstanding at the end of fiscal 2016 and will vest if threshold or target performance levels are achieved in fiscal years 2016 and 2017:

Opportunity	Number of PRSUs vesting if Performance Level achieved
	Threshold	Target
PRSUs vesting based on fiscal 2016 performance	51,506	103,013
PRSUs vesting based on fiscal 2017 performance	64,383	128,766

Vesting of Mr. Vellios’ awards for each year is determined following the calculation of adjusted operating income performance for the year. The target number of units granted will vest if performance meets or exceeds the performance target, and no units will vest if threshold performance is not achieved. If performance achieved is between the threshold and target performance levels, the number of units vesting will be calculated using linear interpolation. Any units that do not vest based upon the Company’s achieved level of adjusted operating income for any particular fiscal year are forfeited. The compensation committee believes that achievement of the threshold levels of performance for adjusted operating income will be challenging, but achievable with significant effort and skill, and target levels of performance would be indicative of outstanding performance.

Following the compensation committee’s assessment of fiscal 2016 performance, adjusted operating income performance of $118 million exceeded the target performance level of $112 million for the year. As such, the target number of PRSUs based on fiscal 2016 performance vested.

Retirement, Health and Welfare Benefits and Other Perquisites

Our Named Executive Officers are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, the Five Below, Inc. Employee Stock Purchase Plan, and the Five Below 401(k) Retirement Savings Plan. We provide vacation and paid holidays to our Named Executive Officers. Generally, our Named Executive Officers participate in these plans and programs on the same or similar basis as are generally offered to our other salaried employees. We provide limited perquisites to Named Executive Officers.

Severance and Change in Control Arrangements

Executive Severance Plan

On May 10, 2016, upon considering the findings from compensation benchmarking for our executives, our board of directors adopted the Five Below, Inc. Executive Severance Plan (the “Severance Plan”). Under the Severance Plan, Messrs. Bull and Romanko, as well as other senior executives of the Company, are eligible to receive 12 months of salary and reimbursements of COBRA expenses upon a termination of employment by the company without “cause” or a resignation by such executive for “good reason,” as discussed more fully below in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.” Messrs. Vellios, Anderson, and Specter are not eligible to receive benefits under the Severance Plan, but have severance entitlements built into their employment agreements.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, all of which provide for severance payments upon specified types of termination and/or a change in control other than that of Mr. Romanko.

The benefits potentially payable to each executive upon a termination or a change in control pursuant to the Severance Plan and/or individual employment agreements are more fully described below in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

As a general matter, the compensation committee believes that severance and change in control arrangements, when properly tailored, are appropriate and necessary to retain the Named Executive Officers and to recruit other potential executive candidates. Further, in the case of any potential change in control, the compensation committee has concluded that such commitments are generally necessary to enable our Named Executive Officers to evaluate objectively the benefits to shareholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The compensation committee also believes that reasonable severance and change in control benefits should generally be:

•	established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure;

•	conditioned upon execution of a release of claims against the Company and its affiliates; and

•	accompanied by the executive’s commitment not to compete with the Company for a reasonable period following any cessation of his or her employment.

No Named Executive Officer of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.

Post-Fiscal 2016 Compensation Decisions

Changes to Named Executive Officer Compensation

After the end of fiscal 2016, upon considering the findings from compensation benchmarking conducted for our Named Executive Officers, the compensation committee approved the following changes to the targeted annual compensation of our Named Executive Officers for fiscal 2017 to ensure ongoing alignment with our compensation philosophy:

•	Mr. Anderson’s salary was increased to $775,000 and his targeted annual equity grant value was increased to $2,000,000;

•	Mr. Bull’s salary was increased to $475,000 and his targeted annual equity grant value was increased to $425,000;

•	Mr. Specter’s salary was increased to $515,000 and his targeted annual equity grant value was increased to $425,000; and

•	Mr. Romanko’s salary was increased to $465,000 and his targeted annual equity grant value was increased to $425,000.

In making these decisions, the compensation committee took into account the significant improvements in the Company’s financial results and operational performance in fiscal 2016 as well as the individual performance of each executive.

Changes to Peer Group

During fiscal 2016, the peer group was reviewed by the compensation committee with the support of its independent advisor to ensure its ongoing appropriateness in consideration of factors such as annual revenues, company performance, industry comparators, operational complexity, and growth prospects. Some changes were made to the peer group used to inform pay decisions for fiscal 2017, which will be discussed in greater detail in next year’s CD&A.

Changes to Equity Vehicle Mix

To align with common market practices and provide our executives with appropriate long-term incentive value, the compensation committee approved the targeted mix of 75% PRSUs and 25% Restricted Stock Units (“RSUs”) for our Long-term Equity Incentive Awards in fiscal 2017. RSUs will vest according to the same schedule as stock options granted in fiscal 2016.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the annual compensation paid to or earned by the Named Executive Officers for fiscal years 2016, 2015 and 2014:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plans Compensation	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas G. Vellios	2016	600,000	—	258,861	—	—	282	859,143
Executive Chairman and Founder	2015	600,000	—	225,000	—	—	586	825,586
	2014	700,000	—	105,085	12,000,000	—	586	12,805,671

Joel D. Anderson	2016	750,000	—	647,153	1,275,000	425,000	9,365	3,106,518
President and Chief Executive Officer	2015	700,000	250,000	525,000	600,000	600,000	42,865	2,717,865
	2014	328,173	—	210,000	4,900,000	600,000	48,750	6,086,923

Kenneth R. Bull	2016	450,000	—	232,975	262,500	87,500	3,417	1,036,392
Chief Financial Officer and Treasurer	2015	400,000	—	150,000	200,000	200,000	2,432	952,432
	2014	378,650	—	52,500	175,000	175,000	3,586	784,736

Eric M. Specter	2016	500,000	—	264,431	262,500	87,500	9,385	1,123,816
Chief Administrative Officer	2015	500,000	95,000	164,063	200,000	200,000	3,462	1,162,525
	2014	246,875	95,000	62,344	352,700	1,358,400	—	2,115,319

Michael F. Romanko	2016	450,000	—	237,987	375,000	125,000	—	1,187,987
EVP of Merchandising	2015	450,000	—	147,656	—	—	50,000	647,656
	2014	17,308	—	—	400,000	400,000	—	817,308

(1)	The amounts in these columns, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of each time-based restricted stock unit, performance-based restricted stock unit and option award. Further detail surrounding the awards, the method of valuation and the assumptions made are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K under “Critical Accounting Policies and Estimates.” The actual value of any options, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised or the share price on the date of sale. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes option pricing model or at the grant date. Amounts shown with respect to unearned PRSU awards for Mr. Anderson, Mr. Bull, and Mr. Specter represent the expected value of the award, based on target level of performance. The value of such currently unearned PRSU awards at the maximum level of issuance for Messrs. Anderson, Bull and Specter would be: $1,912,500 for Mr. Anderson, $393,750 for Mr. Bull, $393,750 for Mr. Specter, and $562,500 for Mr. Romanko.
(2)	The following table itemizes the components of the amount reflected in the “All Other Compensation” column for fiscal 2016:

	401(k) Company Matching Contribution ($)	Imputed Income from Long Term Disability Coverage ($)	Total ($)
Thomas G. Vellios	—	282	282
Joel D. Anderson	9,365	—	9,365
Kenneth R. Bull	3,135	282	3,417
Eric M. Specter	9,385	—	9,385
Michael F. Romanko	—	—	—

Grants of Plan-Based Awards

The following table shows all grants of awards in fiscal 2016 to each of the executive officers named in the Summary Compensation Table:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas G. Vellios		112,500	300,000	300,000	—	—	—	—	—	—	—
Joel D. Anderson		281,250	750,000	1,125,000
	3/11/2016				16,221	32,442	48,664				1,275,000
	3/11/2016								22,498	39.30	425,000
Kenneth R. Bull		101,250	270,000	405,000
	3/11/2016				3,339	6,679	10,019				262,500
	3/11/2016								4,632	39.30	87,500
Eric M. Specter		112,500	300,000	450,000
	3/11/2016				3,339	6,679	10,019				262,500
	3/11/2016								4,632	39.30	87,500
Michael F. Romanko		101,250	270,000	405,000
	3/11/2016				4,770	9,541	14,312				375,000
	3/11/2016								6,617	39.30	125,000

(1)	Amounts represent cash bonus opportunities provided to Named Executive Officers in fiscal 2016. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Compensation Discussion and Analysis—Annual Incentive Bonus.” These bonuses were ultimately earned at 86% of each target bonus opportunity for Messrs. Vellios, Anderson and Bull and 88% of each target bonus opportunity for Messrs. Specter and Romanko.
(2)	Amounts represent potential threshold, target and maximum PRSUs available to the Named Executive Officers based upon the Company’s performance over a three year period, except as otherwise indicated. The term “Threshold” means the lowest non-zero amount that could be delivered as restricted stock units based on the Company’s performance over the applicable performance period. The threshold is not a minimum amount payable or deliverable. If specified performance objectives are not met for the applicable performance period, no restricted stock unit is payable or deliverable for that performance period. For more details, see “Compensation Discussion and Analysis—Long-term Equity Incentive Compensation” above.
(3)	These stock options vest upon the following time-based schedule: 50% of the stock options vest and become exercisable on the second anniversary of the grant date and 25% of the stock options vest on each of the third and fourth anniversary dates.
(4)	Amounts with respect to stock awards and option awards represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions contained in Note 1 and Note 6 to the consolidated financial statements included as a part of the 2016 Form 10-K, filed with the SEC on March 23, 2017. Amounts with respect to PRSU awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the date of grant. With respect to the PRSU awards, the grant date value of such PRSUs is based on the fair market value of our stock on the date of grant. The applicable performance periods for the awards extend through the end of fiscal year 2018. However, during fiscal 2016, the Company determined pursuant to FASB ASC Topic 718 that such fiscal year 2016 awards were likely to be earned at target.

Outstanding Equity Awards at Year End Fiscal 2016

The following table details information concerning unexercised stock options, stock options that have not vested, stock awards that have not vested, and stock awards that have not been earned for each of the executive officers named in the Summary Compensation Table as of January 28, 2017:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value Unearned of Shares, Units or Other Rights That Have Not Vested ($)(2)
Thomas G. Vellios	—	—	—	—		—	—		—	128,766	4,841,602
Joel D. Anderson	18,134	18,135	—	34.40		7/21/2024	—		—	—	—
	—	43,163	—	28.58		3/10/2025	—		—	—	—
	—	22,498	—	39.30		3/11/2026	—		—	—	—
	—	—	—	—		—	29,069	(4)	1,092,994	—	—
	—	—	—	—		—	—		—	29,069	1,092,994
	—	—	—	—		—	—		—	17,441	655,782
	—	—	—	—		—	—		—	20,993	789,337
	—	—	—	—		—	—		—	32,442	1,219,819
Kenneth R. Bull	17,300	—	—	9.20	(5)	3/1/2022	—		—	—	—
	11,250	3,750	—	39.70		7/18/2023	—		—	—	—
	4,696	4,696	—	38.71		6/24/2024	—		—	—	—
	—	14,387	—	28.58		3/10/2025	—		—	—	—
	—	4,632	—	39.30		3/11/2026	—		—	—	—
	—	—	—	—		—	—		—	4,520	169,952
	—	—	—	—		—	—		—	6,997	263,087
	—	—	—	—		—	—		—	6,679	251,130
Eric M. Specter	40,000	40,000	—	35.27		7/28/2024	—		—	—	—
	—	14,387	—	28.58		3/10/2025	—		—	—	—
	—	4,632	—	39.30		3/11/2026	—		—	—	—
	—	—	—	—		—	5,000	(6)	188,000	—	—
	—	—	—	—		—	—		—	6,997	263,087
	—	—	—	—		—	—		—	6,679	251,130
Michael F. Romanko	12,454	12,454	—	33.98		1/19/2025	—		—	—	—
	—	6,617	—	39.30		3/11/2026	—		—	—	—
	—	—	—	—		—	5,886	(7)	221,314	—	—
	—	—	—	—		—	—		—	9,541	358,742

(1)	Stock options vest upon the following time-based schedule: 50% of the stock options vest and become exercisable on the second anniversary of the grant date and 25% of the stock options vest on each of the third and fourth anniversary dates.
(2)	This value was calculated using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60).
(3)	Amounts included under “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” represent the target award of PRSUs issuable to each executive upon achievement of the target level of performance (for more information see the description of the Company’s PRSUs above in “Compensation Discussion and Analysis”).
(4)	50% of the restricted stock units will vest on December 1, 2017 and the remaining 50% will vest on December 1, 2018.
(5)

The exercise price has been adjusted from the original exercise price of $11.22, to reflect a special dividend we paid on May 16, 2012 of $2.02 per share on shares of our common stock and on an as-converted basis on shares of our then outstanding Series A 8% convertible preferred stock. Such adjustment applied to all outstanding options on the date of the dividend.
(6)	50% of the restricted stock units will vest on July 28, 2017, and the remaining 50% will vest on July 28, 2018.
(7)	50% of the restricted stock units will vest on January 19, 2018 and the remaining 50% will vest on January 19, 2019.

Option Exercises and Stock Vested

The following table details stock option exercises and restricted stock units vesting during fiscal 2016 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Thomas G. Vellios
Joel D. Anderson
Kenneth R. Bull	34,600	1,393,619
Eric M. Specter			5,000	252,350
Michael F. Romanko			5,885	233,517

(1)	The value realized is the difference between the fair market value of a share of our common stock at the time of exercise and the exercise price of the applicable option so exercised, multiplied by the number of shares acquired on exercise.
(2)	The value realized on vesting is determined by multiplying the number of vested shares by the closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

We enter into employment agreements with our Named Executive Officers which generally set forth their entitlements to salary, annual bonus opportunities, eligibility for health and welfare benefits, and severance entitlements, as applicable. The Named Executive Officers are generally subject to standard restrictive covenants under the terms of their employment agreements and/or non-disclosure agreements, including non-competition, non-solicitation and non-disclosure of confidential information.

Messrs. Vellios, Anderson, Bull and Specter have contractual severance entitlements pursuant to their applicable employment agreements (as narratively described below). In addition, Messrs. Bull and Romanko have entitlements to severance under the Severance Plan. Any severance benefits payable to a Named Executive Officer, whether under an employment agreement or the Severance Plan, are subject to execution of a release.

Our Named Executive Officers are also entitled to accelerated vesting of certain equity grants upon the occurrence of a change in control (as defined in our Equity Incentive Plan) and upon certain termination events. The vesting conditions applicable to outstanding equity awards is further described above under the heading “Outstanding Equity Awards at Year End Fiscal 2016.” The definition of a change in control under our Equity Incentive Plan is substantially the same as the definition of a “Change of Control Transaction” set forth in the section below entitled “Termination Following a Change of Control—Mr. Vellios.”

Termination Prior to a Change of Control—Mr. Vellios

Under the terms of Mr. Vellios’ employment agreement, if we terminate Mr. Vellios’ employment without “cause” or Mr. Vellios terminates his employment for “good reason” (as such terms are defined below), in either case, prior to a “Change of Control Transaction” (as such term is defined below), Mr. Vellios will be entitled to receive:

•

severance payments, equal to the greater of: (i) base salary in effect on the date of termination or resignation or (ii) unless Mr. Vellios approved a reduction in annual base salary, such higher annual base salary in effect prior to termination or resignation, such amount under (i) or (ii), as applicable, paid for a period of 12 months;

•

monthly payments equal to continued COBRA benefits for a period of up to 18 months, extended an additional six months following the expiration of such 18-month period if Mr. Vellios was still eligible to receive continued COBRA coverage as of the end of such 18-month period (the “Medical Payment”); and

•	monthly payments equal to a full tax gross up for federal, state and local income taxes based upon highest marginal tax rates solely with respect to each Medical Payment (the “Medical Gross Up”).

Termination Following a Change of Control—Mr. Vellios

If we terminate Mr. Vellios’ employment without cause or Mr. Vellios terminates his employment for good reason, in either case, after a Change of Control Transaction, Mr. Vellios will be entitled to receive:

•

severance payments, equal to the greater of: (i) base salary in effect on the date of termination or resignation or (ii) unless Mr. Vellios approved a reduction in annual base salary, such higher annual base salary in effect prior to termination or resignation, such amount under (i) or (ii), as applicable, paid for a period of 24 months;

•	the Medical Payment; and

•	the Medical Gross Up.

“Cause” is defined as:

•

the executive’s conviction of (or the entry of a plea of guilty or nolo contendere to) a crime that prevents the executive from effectively managing us or that has a material adverse effect on our reputation or business activities;

•

the executive’s gross negligence, dishonesty, misappropriation of funds or other willful misconduct in the course of employment that has a material adverse effect on our reputation or business activities; or

•	the executive’s substance abuse, including abuse of alcohol or use of controlled drugs (other than in accordance with a physician’s prescription).

“Good reason” is defined as:

•	a material adverse change in the executive’s title, authority, responsibilities or duties;

•	a reduction or other material adverse change in the executive’s base salary or benefits;

•	a requirement that the executive report to anyone other than our board of directors;

•	a relocation of the executive’s principal offices by more than 25 miles; or

•	any other willful action or inaction by us that constitutes a material breach of the applicable employment agreement.

However, no event described above will constitute “good reason” unless (i) the executive provides written notice of the event within the 60-day period following its occurrence and (ii) we fail to cure such event within 30 days after receipt of his notice.

A “Change of Control Transaction” is deemed to have occurred if:

•	any person or group acquires (in one or more transactions) beneficial ownership of our stock possessing 50% or more of the total power to vote for the election of our board of directors;

•

a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board of directors prior to the date of the appointment or election;

•

a merger or consolidation with another corporation where our shareholders immediately prior to such transaction will not beneficially own stock possessing 50% or more of the total power to vote for the election of the surviving corporation’s board of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) immediately after such transaction;

•	any person or group acquires all or substantially all of our assets;

•	we complete a full liquidation or dissolution; or

•

our shareholders accept a share exchange, whereby shareholders immediately before such exchange do not (or will not) directly or indirectly own more than 50% of the combined voting power of the surviving entity immediately following such exchange in substantially the same proportion as their ownership immediately before such exchange.

Termination Without Cause; Resignation for Good Reason—Mr. Anderson

Under Mr. Anderson’s employment agreement, if we terminate Mr. Anderson’s employment without “cause” or if Mr. Anderson resigns for “good reason,” Mr. Anderson will be entitled to receive:

•	base salary continuation for 12 months based on his base salary in effect on the date of termination; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

Pursuant to Mr. Anderson’s employment agreement, “cause” is defined as:

•	the executive’s alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription);

•

the executive’s refusal, failure or inability to perform any material obligation or fulfill any duty (other than a duty or obligation relating to confidentiality, noncompetition, nonsolicitation or proprietary rights) to us (other than due to a “disability” as defined in our Equity Incentive Plan), which failure, refusal or inability is not cured by the executive within 10 days after receipt of notice;

•	the executive’s gross negligence or willful misconduct in the course of employment;

•

any breach by the executive of any obligation or duty to us or any of our affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights;

•	other material conduct of the executive involving any type of disloyalty to us or any of our affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; or

•	the executive’s conviction of (or the entry of a plea of guilty or nolo contendere to) a felony or a misdemeanor involving moral turpitude.

“Good reason” is defined in Mr. Anderson’s employment agreement as:

•	a material diminution in the executive’s base salary or performance bonus target;

•	a material adverse change in the executive’s title, authority, responsibilities or duties;

•	a requirement that the executive report to anyone other than the board;

•	any other willful action or inaction by us that constitutes a material breach of the employment agreement; or

•	a relocation of the executive’s principal offices by more than 50 miles.

However, no event described above will constitute “good reason” unless (i) the executive provides written notice of the event within the 60-day period following its occurrence, (ii) we fail to cure such event within 30 days after receipt of his notice and (iii) the executive resigns within 15 days of the expiration of the cure period.

Termination Without Cause; Resignation for Good Reason—Mr. Romanko

Under the Severance Plan, if we terminate the employment of Mr. Romanko without “cause”, or if Mr. Romanko resigns for “good reason,” he will be entitled to receive:

•	base salary for 12 months based on his base salary in effect on the date of termination, payable in a lump sum; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

“Cause” is defined under the Severance Plan as:

•	the executive’s refusal or repeated failure to perform the duties assigned;

•	willful or intentional act of the executive that materially injures our reputation or business;

•	felony conviction of executive;

•	misdemeanor conviction relating to or adversely affecting executive’s ability to perform duties and responsibilities;

•	executive’s act of gross misconduct, fraud, embezzlement or theft against the Company;

•	executive’s inability to meet reasonable expectations of executive’s position based on the evaluations of executive’s managers;

•	violation of Company policy applicable to executive; or

•	any action of such extreme nature that the Company determines to be grounds for immediate dismissal of executive.

“Good Reason” is defined under the Severance Plan as:

•	a material and adverse diminution in executive’s base salary;

•	a material, adverse change in executive’s duties or responsibilities;

•	any willful, material breach by the Company of any covenants or obligations under an applicable employment agreement; or

•	a relocation of the executive’s principal office by more than 50 miles.

However, no event described above will constitute “good reason” unless (i) the executive provides written notice of the event within the 30-day period following its occurrence, (ii) we fail to cure such event within 30 days after receipt of his notice and (iii) the executive resigns within 10 days of the expiration of the cure period.

Termination Without Cause—Mr. Bull

Pursuant to the terms of the Severance Plan and Mr. Bull’s employment agreement, if we terminate the employment of Mr. Bull without “cause” (as “cause” is defined in his employment agreement), he will be entitled to receive:

•

base salary equal to 12 months based on his base salary in effect on the date of termination – half paid in lump sum upon such termination under the Severance Plan and the remaining half paid as salary continuation for six months after such termination under the terms of his employment agreement;

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

The definition of “cause” in Mr. Bull’s employment agreement is substantially the same as described above with respect to Mr. Anderson’s employment agreement.

Resignation for Good Reason—Mr. Bull

Under the Severance Plan, if Mr. Bull resigns for “good reason,” he will be entitled to receive:

•	base salary for 12 months based on his base salary in effect on the date of termination, payable in a lump sum; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

The definition of “good reason” under the Severance Plan is described above with respect to Mr. Romanko’s severance benefits.

Termination Without Cause; Resignation for Good Reason—Mr. Specter

If we terminate Mr. Specter’s employment without “cause” (as such term is defined below) or if Mr. Specter resigns for “good reason” (as such term is defined below), Mr. Specter will be entitled to receive:

•	base salary continuation for 12 months based on his base salary in effect on the date of termination; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

The definition of “cause” in Mr. Specter’s employment agreement is substantially the same as described above with respect to Mr. Anderson’s employment agreement.

“Good reason” is defined in Mr. Specter’s employment agreement as:

•	a material diminution in the executive’s base salary or performance bonus target;

•	a material adverse change in the executive’s title, authority, responsibilities or duties;

•	any other willful action or inaction by us that constitutes a material breach of the applicable employment agreement; or

•	a relocation of the executive’s principal offices by more than 50 miles.

However, no event described above will constitute “good reason” unless (i) the executive provides written notice of the event within the 60-day period following its occurrence, (ii) we fail to cure such event within 30 days after receipt of his notice and (iii) the executive resigns within 15 days of the expiration of the cure period.

Potential Payments

The table below summarizes the payments and benefits that each of Messrs. Vellios, Anderson, Bull, Specter, and Romanko would have been entitled to receive if his last day of employment with us had been January 28, 2017.

Name	Cash Severance Payment ($)		Accelerated Restricted Stock Vesting ($)		Accelerated Option Vesting ($)		Health Insurance Coverage ($)		Paid Life Insurance Benefit ($)		Total ($)
Thomas G. Vellios
Voluntary termination for good reason or involuntary termination without cause	600,000	(1)	4,841,602	(2)	—		55,200	(3)	—		5,496,802
No termination following a change in control	—		4,841,602	(2)	—		—		—		4,841,602
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,200,000	(4)	4,841,602	(2)	—		55,200	(3)	—		6,096,802
Death of Named Executive Officer	—		—		—		—		10,000	(5)	10,000
Permanent Disability of Named Executive Officer	—		—		—		—		—		—

Joel D. Anderson
Voluntary termination for good reason or involuntary termination without cause	750,000	(1)	1,092,994	(6)	—		27,600	(7)	—		1,870,594
No termination following a change in control	—		4,850,926	(8)	447,362	(9)	—		—		5,298,288
Voluntary termination for good reason or involuntary termination without cause following a change in control	750,000	(1)	4,850,926	(8)	447,362	(9)	27,600	(7)	—		6,075,888
Death of Named Executive Officer	—		1,835,569	(10)	—		—		10,000	(5)	1,845,569
Permanent Disability of Named Executive Officer	—		1,835,569	(10)	—		—		—		1,835,569

Kenneth R. Bull
Voluntary termination for good reason or involuntary termination without cause	450,000	(11)	—		—		27,600	(7)	—		477,600
No termination following a change in control	—		684,169	(12)	129,771	(13)	—		—		813,940
Voluntary termination for good reason or involuntary termination without cause following a change in control	450,000	(11)	684,169	(12)	129,771	(13)	27,600	(7)	—		1,291,540
Death of Named Executive Officer	—		284,707	(14)	—		—		10,000	(5)	294,707
Permanent Disability of Named Executive Officer	—		284,707	(14)	—		—		—		284,707

Eric M. Specter
Voluntary termination for good reason or involuntary termination without cause	500,000	(1)	—		—		27,600	(7)	—		527,600
No termination following a change in control	—		359,405	(15)	222,971	(16)	—		—		582,376
Voluntary termination for good reason or involuntary termination without cause following a change in control	500,000	(1)	359,405	(15)	222,971	(16)	27,600	(7)	—		1,109,976
Death of Named Executive Officer	—		—		—		—		10,000	(5)	10,000
Permanent Disability of Named Executive Officer	—		—		—		—		—		—

Michael F. Romanko
Voluntary termination for good reason or involuntary termination without cause	450,000	(17)	—		—		27,600	(7)	—		477,600
No termination following a change in control	—		340,894	(18)	45,083	(19)	—		—		385,977
Voluntary termination for good reason or involuntary termination without cause following a change in control	450,000	(17)	340,894	(18)	45,083	(19)	27,600	(7)	—		863,577
Death of Named Executive Officer	—		—		—		—		10,000	(5)	10,000	(5)
Permanent Disability of Named Executive Officer	—		—		—		—		—		—

(1)	Cash severance payments are made over 12 months.
(2)	This represents the accelerated gain on previously unvested PRSUs for 128,766 shares, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60).
(3)	Mr. Vellios is entitled to a continuation of his health and dental benefits for up to 24 months.
(4)	Cash severance payments are made over 24 months.
(5)	This represents a lump sum death benefit under our life insurance program.
(6)	This represents the accelerated gain on previously unvested restricted stock units for 29,069 shares, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60).
(7)	Messrs. Anderson, Bull, Specter and Romanko are entitled to a continuation of their health and dental benefits for up to 12 months.
(8)	This represents the accelerated gain on all outstanding time-based and PRSUs (at target) awarded to Mr. Anderson which become fully vested upon the occurrence of a change in control.
(9)	This represents the accelerated gain on the exercise of previously unvested time-based stock options for 61,298 shares for Mr. Anderson, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60). No value is attributable to the time-based stock option for 22,498 shares because the exercise price is in excess of the closing price on January 27, 2017.
(10)

This amount represents the accelerated gain on two-thirds of the value of the 17,441 shares and the 29,069 shares and one-third of the value of the 20,993 shares and 32,442 shares of otherwise unvested and unearned PRSUs, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60). For these purposes, it is assumed that the awards will be earned at target; however, the shares Mr. Anderson would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period.
(11)	Upon a resignation for good reason, Mr. Bull receives all of the cash severance payments in a lump sum. Upon a termination without cause, Mr. Bull receives half of the cash severance payments over a 6-month period and the remainder in a lump sum.
(12)	This represents the accelerated gain on all outstanding PRSUs (at target) awarded to Mr. Bull which become fully vested upon the occurrence of a change in control.
(13)	This represents the accelerated gain on the exercise of previously unvested time-based stock options for 14,387 shares for Mr. Bull, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60). No value is attributable to the time-based stock option for 13,078 shares because the exercise price is in excess of the closing price on January 27, 2017.
(14)	This amount represents two-thirds of the value of the 4,520 shares and one-third of the value of 6,997 shares and 6,679 shares of otherwise unvested and unearned PRSUs, based on $37.60, the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016. For these purposes, it is assumed that the awards will be earned at target; however, the shares Mr. Bull would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period.
(15)	This represents the accelerated gain on previously unvested restricted stock units for 5,000 shares and one-third the value of 6,997 shares and 6,679 shares of otherwise unvested and unearned PRSUs, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60).
(16)	This represents the accelerated gain on the exercise of previously unvested time-based stock options for 54,387 shares for Mr. Specter, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60). No value is attributable to the time-based stock option for 4,632 shares because the exercise price is in excess of the closing price on January 27, 2017.
(17)	Cash severance payments are made to Mr. Romanko in a lump sum.
(18)	This represents the accelerated gain on previously unvested restricted stock units for 5,886 shares and one-third the value of 9,541 shares of otherwise unvested and unearned PRSUs, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60).
(19)	This represents the accelerated gain on the exercise of previously unvested time-based stock options for 12,454 shares for Mr. Romanko, using the closing price of our stock on January 27, 2017, the last trading date before the end of fiscal 2016 ($37.60). No value is attributable to the time-based stock option for 6,617 shares because the exercise price is in excess of the closing price on January 27, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investor Rights Agreement

In connection with our 2010 transaction, in which Advent International Corporation acquired a majority interest in Five Below, Inc., we entered into an investor rights agreement with certain of our shareholders. In connection with our initial public offering, the parties amended the agreement to terminate all rights except for certain registration rights, which require us to register shares of our common stock held by David Schlessinger, who served as a member of our board of directors until his resignation on December 3, 2015, and Thomas Vellios in the event we register for sale, either for our own account or for the account of others, shares of our common stock in certain offerings. We are obligated to pay all expenses in connection with such registration other than underwriting commissions or discounts resulting from the sale of shares by our shareholders in connection with the registration. The investor rights agreement, as amended, requires a shareholder holding registration rights to execute a lock-up agreement with the underwriters in connection with the shareholder’s exercise of his or her registration rights in connection with certain offerings.

Agreements with Management

We and certain of our executive officers have entered into employment agreements. The terms and conditions of certain of these employment agreements are more fully described in “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Pennsylvania law. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Pennsylvania law.

Our Policies Regarding Related Party Transactions

Our board of directors adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants to determine whether such person has a direct or indirect material interest in the transaction. This policy was not in effect when we entered into the transactions described above. All directors, director nominees and executive officers will be required to promptly notify our Executive Chairman of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to us;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

In the event that any member of the audit committee is not a disinterested member with respect to the related party transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction based on a standard of whether the transaction is (a) in, or not inconsistent with, the best interests of us and our shareholders and (b) not in violation of our other policies or procedures. Our related party transaction policy is posted under the “Investor Relations” section of our website at www.fivebelow.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of April 25, 2017 by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.

For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 25, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Our calculation of the percentage of beneficial ownership is based on 55,102,071 shares of common stock outstanding on April 25, 2017.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders Not Listed Below:
BlackRock, Inc.(1)	6,420,365	11.65%
The Vanguard Group, Inc.(2)	4,576,337	8.31%
AllianceBernstein L.P.(3)	3,324,612	6.03%
Capital Research Global Investors(4)	2,757,120	5.00%

Named Executive Officers & Directors:
Joel D. Anderson	139,992	*	%
Kenneth R. Bull(5)	102,031	*	%
Kathleen S. Barclay(6)	7,686	*	%
Catherine E. Buggeln(6)	7,381	*	%
Michael F. Devine, III(6)	9,134	*	%
Daniel J. Kaufman(7)	14,525	*	%
Richard L. Markee (6)	1,955	*	%
Michael F. Romanko	24,858	*	%
Thomas M. Ryan(6)	175,873	*	%
Ronald L. Sargent(8)	281,724	*	%
Eric M. Specter	52,582	*	%
Thomas G. Vellios	792,411	1.44%
All executive officers and directors as a group (12 persons)	1,610,152	2.92%

*	Less than 1%
(1)	BlackRock, Inc. is deemed to be the beneficial owner of 6,420,365 shares, or 11.65% of Five Below, which includes shares that are held or may be deemed to be beneficially owned by the following entities: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd or BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power over 6,295,192 shares and sole dispositive power over 6,420,365 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. This information is as disclosed in Amendment No. 3 to its Schedule 13G filed with the SEC on January 12, 2017.
(2)	The Vanguard Group, Inc. is deemed to be the beneficial owner of 4,576,337 shares, or 8.31% of Five Below, which includes 104,557 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and 8,600 shares of common stock beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. The Vanguard Group has sole voting power over 107,260 shares, sole dispositive power over 4,465,883 shares and shared dispositive power over 110,454 shares. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is as disclosed in Amendment No. 2 to its Schedule 13G filed with the SEC on February 13, 2017.
(3)	AllianceBernstein L.P. is deemed to be the beneficial owner of 3,324,612 shares, or 6.03% of Five Below, and has sole voting power of 3,048,896 of the shares and sole investment power over 3,257,930 of the shares. AllianceBernstein L.P. is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA, which operates under independent management and makes independent decisions from AXA SA and AXA Financial, Inc. and their respective subsidiaries and AXA SA and AXA Financial, Inc. calculate and report beneficial ownership separately from AllianceBernstein L.P. However, AllianceBernstein L.P. may be deemed to share beneficial ownership with AXA SA and AXA Financial, Inc. by virtue of 66,682 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein L.P. serves as a subadvisor. Each of AllianceBernstein L.P. and AXA SA and AXA Financial, Inc. acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105. This information is as disclosed in Amendment No. 2 to its Schedule 13G filed with the SEC on February 10, 2017.
(4)	Capital Research Global Investors is deemed to be the beneficial owner of 2,757,120 shares, or 5.00% of Five Below, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. This information is as disclosed in its Schedule 13G filed with the SEC on February 13, 2017.
(5)	Includes 2,348 shares subject to options that are exercisable within 60 days of April 25, 2017.
(6)	Includes 1,955 restricted stock units that will vest within 60 days of April 25, 2017.
(7)	Includes 1,955 restricted stock units that will vest within 60 days of April 25, 2017. Includes 12,570 shares of our common stock owned jointly with Mr. Kaufman’s spouse.
(8)	Includes 1,955 restricted stock units that will vest within 60 days of April 25, 2017. Includes 175,174 shares of our common stock owned by Sargent Family Investment, LLC. Mr. Sargent, the sole member and manager of Sargent Family Investment, LLC, exercises voting and investment power over the shares beneficially owned by Sargent Family Investment, LLC.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table (as of January 28, 2017)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Plan Category
Equity compensation plans approved by securityholders(4)	1,646,369	29.60	4,099,552
Equity compensation plans not approved by securityholders	—	—	—
Total	1,646,369	29.60	4,099,552

(1)	The amount in this column excludes purchase rights under the 2012 Employee Stock Purchase Plan (the “ESPP”).
(2)	Represents the weighted-average exercise price of outstanding stock options and does not include restricted stock units and PRSUs.
(3)	Includes 3,617,567 shares that were available for future issuance under the Equity Incentive Plan and 481,985 shares that were available for issuance under the ESPP. An aggregate of 5,087 shares of common stock were purchased under the ESPP in fiscal 2016.
(4)	Consists of the Company’s Equity Incentive Plan and the ESPP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during fiscal 2016, all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

PROPOSAL 1

ELECTION OF DIRECTORS

At our Annual Meeting, shareholders will elect three Class II directors to hold office until our 2020 annual meeting of shareholders. Nominees were recommended and approved for nomination by our nominating and corporate governance committee. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted FOR the election of the five nominees recommended by our board of directors, unless you mark the proxy in such a manner as to vote AGAINST or ABSTAIN with respect to one or more nominees. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

The following directors are being nominated for election to our board of directors: Joel D. Anderson, Kathleen S. Barclay and Thomas M. Ryan. Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.

Required Vote

Our bylaws provide for a majority voting standard for the uncontested election of directors. Under this voting standard, once a quorum has been established, any of the three nominees receiving more FOR votes than AGAINST votes will be elected as a director to serve until the annual meeting of shareholders at which the term of office of the class to which such director was elected expires and until their successors are duly elected and qualified. ABSTAIN votes shall have no legal effect. In the event a director does not receive the required vote for re-election to the board of directors, such director is required to tender his or her resignation to the nominating and corporate governance committee. The nominating and corporate governance committee shall consider such resignation in accordance with its charter and make a recommendation to the board of directors as to whether or not to accept such resignation. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement.

The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 3, 2018. The Company is not required by its bylaws or applicable law to submit the appointment of KPMG LLP for shareholder approval. However, as a matter of good corporate governance, the board of directors has determined to submit the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify the appointment of KPMG LLP, the audit committee may consider the appointment of another independent registered public accounting firm. In addition, even if shareholders ratify the audit committee’s selection, the audit committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our shareholders.

Required Vote

The affirmative vote of a majority of votes cast is required to approve the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

Our board of directors recommends that you vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2018.

A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Fee Information

The following table sets forth fees in connection with services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for fiscal 2016 and fiscal 2015.

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$950,000	$1,020,000	(1)
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$950,000	$1,020,000

(1)	Includes audit services related to the Company’s implementation of a new financial reporting software system.

Audit Fees

Audit fees include fees for professional services rendered in connection with the annual audit of the Company’s financial statements, the audit of the Company’s internal control over financial reporting for fiscal 2016, and the review of the Company’s interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, and review of registration statements filed with the SEC.

Audit-Related Fees

There were no amounts billed for audit-related fees during fiscal 2016 or fiscal 2015.

Tax Fees

There were no amounts billed for tax fees during fiscal 2016 or fiscal 2015.

All Other Fees

There were no amounts billed for other fees during fiscal 2016 or fiscal 2015.

Audit Committee Pre-Approval Policies and Procedures

Under our audit committee’s charter, the audit committee must pre-approve all audit and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The audit committee is not authorized to delegate the pre-approval of permitted non-audit services to management. The audit committee approved a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, our audit committee has pre-approved the provision by the independent registered public accounting firm of certain services that fall within specified categories. Any services exceeding pre-approved cost levels or budgeted amounts, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the audit committee. If the audit committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the audit committee at its next scheduled meeting.

There were no non-audit services provided by our independent registered public accounting firm during fiscal 2016 or fiscal 2015.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2018 annual meeting of shareholders must be received by us no later than January 11, 2018 and must comply with the requirements of the proxy rules promulgated by the SEC.

In accordance with our current bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2017 annual meeting of shareholders, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our bylaws, (a) not prior to March 22, 2018 nor later than April 21, 2018 or (b) in the event that the 2018 annual meeting of shareholders is held prior to May 21, 2018 or after August 19, 2018, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made. Shareholder proposals should be addressed to our Corporate Secretary, Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103.

ANNUAL REPORT TO SHAREHOLDERS

Our 2016 Annual Report has been posted, and is available without charge, on our corporate website at www.fivebelow.com. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2016 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2016 Annual Report has also been provided to you (including the financial statements and the financial statement schedules but excluding the exhibits thereto). In addition, we will provide, without charge, a copy of our 2016 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Corporate Secretary, c/o Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2016 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2016 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o Five Below, Inc., 1818 Market Street, Suite 2000, Philadelphia, Pennsylvania 19103 or by phone at (215) 546-7909. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2016 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Proxy Statement or the 2016 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

fiVe BELOW
VOTE BY INTERNET - www.proxyvote.com
FIVE BELOW, INC. 1818 MARKET STREET
SUITE 2000
PHILADELPHIA, PA 19103
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E27065-P91873 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
FIVE BELOW, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees: For Against Abstain
1a. Joel D. Anderson
1b. Kathleen S. Barclay
1c. Thomas M. Ryan
The Board of Directors recommends you vote FOR proposal 2. For Against Abstain
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending February 3, 2018.
NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed under proposal 1 above and FOR proposal 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.
For address change/comments, mark here.
(see reverse for instructions)
Please indicate if you plan to attend this meeting.
Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E27066-P91873
FIVE BELOW, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS
June 20, 2017
The undersigned hereby appoints Kenneth R. Bull and Karen W. Procell, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Five Below, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Daylight Time on June 20, 2017, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, and any adjournment or postponement thereof. For directions to the meeting, please contact the company at 215-546-7909.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
V.1.1